Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Shareholders and Board of Directors of Eva Live, Inc.

We consent to the use in the Form S-1 Registration Statement under the Securities Act of 1933 of our report dated May 15, 2025, of the consolidated financial statements of Eva Live, Inc. as of December 31, 2024 and 2023, for the year ended December 31, 2024 and 2023. The report of Eva Live, Inc. includes an explanatory paragraph about the existence of substantial doubt about its ability to continue as a going concern.

/S/ Lateef Awojobi
LAO PROFESSIONALS

PCAOB No:7057
Lagos, Nigeria
September 5, 2025